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EXHIBIT 3.18

                                 FUEL TECH, INC.
                              EMPLOYMENT AGREEMENT

Agreement made as of the 28th day of February, 2006 between Fuel Tech, Inc., a Massachusetts corporation (the "Company") with a place of business at 512 Kingsland Drive, Batavia, IL 60510-2299, and John (Johnny) F Norris, Jr. of 2140 Wingate Drive, Delaware Ohio 43015 ("Employee").

In consideration of the Company's employment of Employee and the compensation to be paid to the Employee, the Company and the Employee agree, as follows:

1. Employment. (a) Employment with the Company is contingent on Employee signing this agreement, subject to the provisions regarding legal advice and rescission in Section 13 below. Employee shall also be entitled to participate in such benefits as the Company provides to its employees generally.

          NO STATEMENT IN THIS EMPLOYMENT AGREEMENT SHALL BE CONSTRUED TO GRANT ANY EMPLOYEE AN EMPLOYMENT CONTRACT OF FIXED DURATION. NOTHING CONTAINED IN ANY PROVISION OF THIS EMPLOYMENT AGREEMENT SHALL BE INTERPRETED AS ALTERING THE AT-WILL EMPLOYMENT RELATIONSHIP OR AS A LIMITATION, EITHER EXPRESS OR IMPLIED, ON THE COMPANY'S RIGHT TO DISCIPLINE OR DISCHARGE AN EMPLOYEE. EITHER THE EMPLOYEE OR THE COMPANY MAY TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, FOR ANY REASON, WITH OR WITHOUT NOTICE AND WITH OR WITHOUT CAUSE.

(b) Position. The Employee is employed as the President and Chief Executive Officer of the Company and the Management of the Company shall recommend to the Board of Directors of the Company that Employee be elected to that position.

(c) Base Salary. The Employee shall have initially a base salary of $375,000 per year payable in twenty four installments.

(d) Annual Bonus. The Employee shall be entitled to participate in the Company's Management Incentive Plan ("MIP") with a Target Participation Percentage of 50% of base salary, subject to the terms of each annual plan as approved by the Compensation and Nominating Committee of the Board of Directors of Fuel-Tech N.V.

(e) Stock Options. Management shall recommend to the Board of Directors of Fuel-Tech N.V. that the Employee be awarded a non-qualified stock option to acquire 100,000 shares of Fuel-Tech N.V. common stock. The exercise price of that option will be the fair market value per share on the date of the award.

(f) Vacation. Employee shall be entitled to five weeks (25 days) of vacation in the first year of employment and six weeks (30 days) of vacation annually thereafter, exclusive of national holidays.

(g) Apartment Allowance. Prior to Employee's move to a permanent residence in the Chicago/Batavia area, the Company shall pay Employee an apartment rental allowance of up to $1,200 per month through June 30, 2007 but not thereafter. Employee shall himself pay for the costs of furnishing such apartment.

(h) Moving Expenses. The Company shall reimburse Employee for his reasonable moving expenses from his home address above to the Chicago/Batavia area if such expenses are incurred on or before July 1, 2007, and, if incurred thereafter, reimbursement of such expenses shall be subject to the approval of the Compensation Committee of the Board of Directors of Fuel-Tech N.V. or any successor to such company.

(i) Commuting Expenses. The Company shall reimburse Employee for his weekly round trip cabin class air fare between Columbus Ohio and Chicago and weekly auto rental in the Chicago area (or mileage for personal vehicle if personal vehicle is used for the commute) until Employee's permanent move to the Chicago/Batavia area but not later than July 1, 2007.

(J) Salary Continuation/Change of Control. If Employee's employment is involuntarily terminated not for cause within a year after an event of "Change of Control" as defined in the Fuel-Tech N.V. 1993 Incentive Plan, Employee shall be entitled to continuation of base salary and benefits for up to one year after such termination or until Employee shall attain comparable employment with an equivalent salary. "Benefits" for this purpose shall include Medical and Dental coverage, 401(K) Plan participation and other plans or programs in which the officers of the Company generally are entitled to participate, and, with respect to MIP payouts, such amount for a prior year as is earned but unpaid under the terms of that prior year plan and, for a current year, such amount as the Compensation Committee of the Board of Directors of Fuel-Tech N.V., or any successor company, shall approve. "Cause" shall mean conviction of Employee under or a plea of guilty by Employee to any state or Federal felony charge (or the equivalent thereof outside of the United States); any instance of fraud, embezzlement, self-dealing, insider trading or similar malfeasance with respect to the Company regardless of amount; substance or alcohol abuse; or other conduct for which dismissal has been identified in the Fuel Tech, Inc. Employee Handbook, or any successor manual, or the Company's Code of Business Conduct and Ethics from time to time in effect, as a potential disciplinary measure.

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2.   Best Efforts. The Employee while employed by the Company shall devote all of Employee's best efforts, and all of Employee's time and attention to the interests of the Company during reasonable business hours and shall faithfully perform all duties from time to time assigned to Employee and shall conform to all of the Company's requirements for proper business conduct.

3. Disclosure. Employee shall disclose promptly and completely to the Company in writing, and shall respond to all inquiries made by the Company whether during or after employment about, all inventions, programs, processes, software, data, formulae, trade secrets, ideas, concepts, discoveries and developments ("Developments"), whether patentable or not, which during employment the Employee may make, conceive, reduce to writing or other storage media, or with respect to which Employee shall acquire the right to grant licenses or to become licensed, either solely or jointly with others, which:

     (a) Relates to any subject matter with which Employee's work for the Company may be concerned; or
     (b) Relates to or is concerned with the business, products or projects of the Company or that of its customers; or
     (c)  Involves the use of the Company's time, material or facilities.

     Employee agrees that all such Developments are and shall remain the sole and absolute property of the Company or its nominees. Employee will not withhold Developments from the Company for the use or benefit of Employee or any other person or Company after Employee's employment terminates.

4. Copyrights. Employee agrees that all writings, illustrations, models, pictures, software, and other such materials and original works of authorship created or produced by Employee during the term of his employment with the Company and relating to his employment with the Company shall be work made for hire under U.S. copyright laws and shall be at all times the sole and absolute property of the Company or its nominees. To the extent that such works are not works made for hire under the U.S. copyright laws, then Employee grants, assigns, and transfers to the Company any and all rights (including but not limited to copyrights) in all to all such works.

5. Assignment. At all times during and after Employee's employment with the Company and at no expense to Employee, Employee shall execute and deliver such assignments and other documents as may be reasonably requested by the Company to obtain or uphold for the benefit of the Company, patents, trademarks, and copyrights in any and all countries for Developments, whether or not Employee is the inventor or creator thereof. The Company shall be the sole and absolute owner of any resulting patents, trademarks, and copyrights for Developments.

6. Development Exclusions. This Employment Agreement does not apply to a Development or an original work of authorship that was developed entirely on the Employees' own time and that used no equipment or facility or trade secret information of the Company and (a) that does not result from any work performed by the Employee for the Company or (b) that does not relate to the business of the Company.

7. Development Compensation. Employee shall receive no compensation for actions required of the Employee under the requirements of Sections 3 and 4 and 5 above whether during or after termination of employment, provided, however, that Employee shall be reimbursed by the Company for any of Employee's reasonable out of pocket expenses necessarily arising out of such actions and such expenses are approved in advance by the Company.

8. Confidentiality; Non-Use. At all times during and after Employee's employment by the Company, Employee shall hold in strictest confidence, and, without the express written authorization of the officer of the Company to whom Employee reports or of the Board of Directors of the Company, Employee shall not disclose or transfer to any third party or use for relating to research and development programs, products, customer information, customer lists, personnel information, marketing plans, and business, operations, and sales plans.

9. Company Property. Employee shall carefully preserve the Company's property and not convert it to personal use. At the termination of Employee's employment, Employee shall return to the Company any and all Company property entrusted to Employee, including without limiting the generality of the foregoing, all notes, correspondence, books, laboratory logs, computer disks and tapes or other data storage media, engineering records, drawings; and also any keys, key cards, credit cards, telephone cards, computers, equipment and vehicles.

10. Employee Disputes. Employee agrees that in any claim related to the employment relationship which he may bring against the Company or which the Company may bring against the Employee, the Employee now and will in the future agree and consent that, at the Company's sole election and in its absolute discretion, any such claim may be determined in arbitration or, once initiated in any court by the Employee, may be removed by the Company from that court to arbitration. This agreement to arbitrate includes, but is not limited to, all claims under federal, state, and local statutory or common law, such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, the Occupational Safety and Health Act, all federal, state, and local laws against discrimination, the law of contract, and the law of tort, but excluding workers' compensation claims, unemployment claims, and claims by the Company for unfair competition or disclosure of trade secrets.

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11.  Arbitration. Employee agrees that any arbitration between Employee and the
     Company shall be conducted under the Employment Dispute Resolution Rules of the American arbitration Association ("AAA") then in effect before a single neutral arbitrator in the municipality of Employee's then or last location of employment with the Company. The Company shall pay all of the fees of the AAA and the arbitrator. Employee does not in any such arbitration waive any statutory remedies available to Employee. The arbitrator shall base any award on the applicable law, setting forth in writing the basis of the award. Any award in arbitration shall be final and binding and may be entered in, or an order of enforcement may be obtained from, any court having jurisdiction.

12. Waiver of Jury Trial. In the event that either party files, and is allowed by the courts to prosecute, a court action on a dispute between the Employee and the Company, the plaintiff in such an action agrees not to request, and hereby waives his, her, or its right to, a trial by jury.

13. Legal Advice; Rescission. Employee agrees that this agreement involves Employee's waiver of certain legal rights. Employee may, if Employee so chooses, consult with an attorney about the terms of this agreement before signing it. Employee further acknowledges that (a) the Company has given Employee twenty-one (21) day period in which to consider the terms and binding effect of this agreement, and (b) that, if Employee does sign this agreement, Employee shall have seven days thereafter to change Employee's mind and revoke it. Employee agrees that if Employee decides to revoke this agreement, Employee will inform the Company in writing within that seven
     (7) day period and obtain a written acknowledgment of receipt by the Company of the revocation. Employee understands that revocation of this agreement will affect Employee's employment status. Employee states that Employee has carefully read this agreement; that Employee understands its final and binding effect and agrees to be bound by its terms; and that Employee has signed this agreement voluntarily.

14. Law. This agreement and any disputes arising between the Company and Employee shall be interpreted and governed by the law of the state of Illinois, excluding its choice of laws rules.

15. No Oral Modifications. This written Employment Agreement is the only employment agreement between the Company and the Employee. This Employment Agreement, including this provision, may not be modified by any oral statements made by any person. This Employment Agreement, including this provision, may be modified only by a written agreement signed both by the Employee and by an authorized officer of the Company.

16. Severability. Company and Employee agree that if any of the agreements, covenants, restrictions and waivers by Employee in this agreement are held invalid by a court of competent jurisdiction, such provisions shall be stricken or modified by the Court and the remaining and modified provisions shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first written above.


         /s/ John Norris                            /s/ Susan Trapani -Clements
         Employee                                   Witness


                                                    Susan Trapani - Clements
                                                    Name (Please print or type)
FUEL TECH, INC.

By:  /s/ C. W. Grinnell
Title: Vice President


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